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                                                                   Exhibit 2.1

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of October 24, 1997 by and between CNT ACQUISITION I CORPORATION, a Minnesota corporation or its designee (the "Buyer"), COMPUTER NETWORK TECHNOLOGIES CORPORATION (the "Guarantor") and , APERTUS TECHNOLOGIES INCORPORATED, ("Apertus") a Minnesota corporation, and its wholly owned and indirect subsidiaries set forth on the signature page hereto (collectively, the "Subsidiaries") APERTUS and the Subsidiaries are individually and collectively, jointly and severally, the "Seller").


                                   RECITALS:

     WHEREAS, the Seller is engaged in the Business (as defined below) at the leased facilities and locations set forth on Schedule 3.1(e) hereto; and

     WHEREAS, the Seller desires to sell to the Buyer substantially all of the assets and properties used in the Business, at 7275 Flying Cloud Drive, Eden Prairie, Minnesota, and at the Leased facilities and locations set forth on
Schedule 3.1(e) hereto; and

     WHEREAS, the Buyer desires to purchase from the Seller such assets and properties of the Seller, pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:


                                 SECTION 1
                      TRANSFER OF ASSETS AND PROPERTIES

     1.1 Purchase and Sale of Assets. At the Closing (as defined below) and on the Closing Date (as defined below), (but effective as of the Appointment Time) on the terms and conditions set forth herein, the Sellers shall, and shall cause its subsidiaries to, sell, assign, transfer and deliver to the Buyer and the Buyer shall purchase from the Seller, all of the tangible and intangible assets, properties and rights of the Seller owned or used in the Business, of every kind and description, wherever located, free and clear of all liens, encumbrances, security interests, options, pledges, restrictions or claims of any kind whatsoever, except as noted in this Agreement, other than the Excluded Assets (as defined below). The assets, properties and rights to be sold by the Seller and purchased by the Buyer under this Agreement (collectively, the "Assets") include, without limitation:

        a. the products and product lines (the "Products") set forth on
Schedule 1.1(a) hereto, and any other software related to the Business including all
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versions of any language and all features, modifications, enhancements, derivative works, optional modules, add-ons and extensions thereof whether currently being marketed or in development (including beta test versions), and all obsolete and prior versions, all related programming technology, in both source and object code form, regardless of the state of development of any such technology, any other computer program containing a substantial portion of such source or object code, any tools and utilities and all development environments, intellectual property used to develop, upgrade or maintain the programs, and all documentation, drawings, specifications and technical data and other related technology. Without limiting the foregoing, all software related to the Vision line shall be included, including the programs known as Vital Signs, Maxback, Multiterm, MultiPrint Cache/VSE, VLOCK, and VisionNet.

        b. all strategic data, such as marketing development plans, forecasts, and forecast assumptions and volumes, and future plans and potential strategies of the Seller which are being discussed, and all financial data, such as price and price objectives, price lists, pricing and quoting policies, and procedures in each case relating to the Business;

        c. all accounts receivable and installment receivables of the Seller relating to the Business existing as of the Closing Date (the "Accounts Receivable");

        d. all inventory, work in progress, raw materials, returned goods inventory, evaluation systems inventory, warranty returns inventory, service inventory, finished products, supplies, packaging and shipping containers and materials of the Seller (on-site, off-site and consigned) used in the Business as of the Closing Date (the "Inventory") together with custody of all billed but unshipped inventory ("Billed Inventory");

        e. all machinery, equipment, furniture, fixtures, vehicles, computer hardware and software (including hardware and software used to run the business systems, content of the web site and the content of the Goldmine database), and other personal property of the Seller used in the Business, including without limitation, the items set forth in Schedule 1.1(e) attached hereto;

        f. all of the following items used by the Seller in the conduct and operation of the Business: (i) customer and contact lists, including names, addresses and telephone numbers, (ii) sales, product and promotional data, catalogs, brochures, literature, forms, mailing lists, art work, photographs and advertising materials, (iii) vendor lists, including names, addresses and the names of their representatives, (iv) all database information and software and
(v) all information necessary to bill customers for license usage, service contracts and all other revenue items;

        g. all of the prepaid expenses, deposits and credits relating to the Business, including without limitation, the items set forth in Schedule 1.1(g) hereto and those that may arise prior to the Closing Date;

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        h.  [Reserved.]

        i. subject to the provisions of Section 1.4, all of the Seller's rights under any personal property leases and other agreements, supply agreements, licenses, end user agreements, contracts (including customer contracts, OEM contracts, lease contracts, commitment contracts, and all agreements for the testing, modification, development, trial, license, lease, rental or sale or other use of the Products) and commitments, including without limitation, the leases, agreements, contracts and commitments relating to or necessary to the conduct and operation of the Business set forth on Schedule 1.1(i) attached hereto (the "Contracts");

        j. all backlog, orders, contracts and commitments for the sale of Products;

        k. subject to the provisions of Section 1.4 below, all permits, approvals, qualifications, and the like issued by any government or governmental unit, agency, board, body, or instrumentality, whether foreign, federal, state, local or otherwise relating to or necessary to the conduct and operation of the Business;

        l. all of the Seller's rights, if any, with respect to internet domain names, patents, patent applications, patent licenses, trademarks, trademark licenses, trade names, trademark applications, brand names, labels, copyrights, copyright registrations, applications and licenses, service marks, unpatented inventions, techniques, discoveries, improvements, designs, patterns, logos, artwork, printing plates, trade secrets, know-how, industrial designs, formulae, processes, technical information, proprietary rights and non-public information and data, whether patentable or not, and the goodwill that may be associated with any trademarks, trademark licenses, trade names, assumed names, trademark applications, brand names and labels necessary or used or useful in the conduct or operation of the Business and any rights under licenses related to the foregoing (the "Intellectual Property"), including but not limited to the names "Apertus", "Enterprise/Connect", "Express", "Vision", "VisionNet", "TN Server", "QX", "File Transfer Server", "Availability Server", "Datastar", "Datastar XP", "DTS", "Blue Line", "Systems Strategies" and "Enterprise/Access" and names similar thereto (in the event Seller is unable to transfer use of such names, trademarks or service marks Seller shall, and shall cause its Subsidiaries to, grant Buyer or its designee an exclusive, perpetual, irrevocable, royalty free license to use such names on a worldwide basis); and

        m. all other tangible or intangible personal or mixed property of the Seller, if any, of every kind and description relating to or necessary to the conduct or operation of the Business, wherever located, including without limitation, business records (but excluding core corporate records) (whether in paper or other tangible format or machine readable format).

        For purposes of this Agreement, "Business" means all of the business, products, support and services of the Seller discussed and set forth in the Seller's Form 10-

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K filed with the Securities and Exchange Commission for the fiscal year ended
March 30, 1997 under the heading "Products--Internet Products", including the business of designing, developing, marketing, distributing, maintaining, servicing and exploiting the Products and Seller's CRT refurbishing business.

     1.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include the items set forth on Schedule 1.2 attached hereto (the "Excluded Assets").

     1.3 Instruments of Transfer and Assignment. On the Closing Date the Seller shall, and shall cause its subsidiaries to, deliver or cause to be delivered to the Buyer duly executed bills of sale, deeds, licenses and such other instruments of transfer and assignment (which shall be effective as of the Appointment of Time) as may be necessary to vest in the Buyer good and valid title to, and all of the Seller's right, title and interest in and to, the Assets, free and clear of all liens, encumbrances, options, pledges, restrictions and claims of any kind except as noted herein and the Schedules hereto, which bills of sale, deeds, licenses and other instruments of transfer and assignment shall be in form and substance reasonably satisfactory to the Buyer and its counsel.

     1.4 Consents to Assignments. Nothing in this Agreement or the documents to be executed and delivered at the Closing shall be deemed to constitute an assignment or an attempt to assign any permit, contract or other agreement to which the Seller is a party, or any permit, approval if the attempted assignment thereof without the consent of the other party to such contract or agreement would constitute a breach thereof or affect in any way the rights of the Seller thereunder. If after the Seller has used its best efforts to obtain the consent of any such other party for such permit, contract or agreement, such consent shall not be obtained at or prior to the Closing, or if an attempted assignment would be ineffective or would adversely affect the Seller's rights thereunder, the Seller shall cooperate in any arrangement the Buyer may reasonably request to provide for the Buyer the benefits under such contract or agreement, including the enforcement, at the cost of the Buyer, of any and all rights of the Seller against such other party thereto arising out of the breach or cancellation thereof by such other party.


                                  SECTION 2
                               PURCHASE PRICE

     2.1 Consideration; Payment. Subject to adjustment pursuant to Section 2.2, below, the aggregate consideration to be paid by the Buyer to the Seller for the Assets is the sum of Eleven Million Four Hundred Twelve Thousand Dollars ($11,412,000) (the "Purchase Price"), plus the assumption and payment of the Assumed Liabilities (the sum of the Purchase Price plus Assumed Liabilities is referred to herein as the "Aggregate Consideration") by the Buyer. The Purchase Price shall be payable as follows:

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        a. on the Closing Date the Buyer shall, by wire transfer or bank check of immediately available funds, pay to the Seller Ten Million Four Hundred Twelve Thousand Dollars ($10,412,000); and

        b. on the Closing Date the Buyer shall deposit with First Trust ("Escrow Agent") One Million Dollars ($1,000,000) (the "Escrow Amount") to be disbursed pursuant to Section 2.2(c), below. Seller shall pay the fees and expenses of the Escrow Agent.

     2.2  Adjustment.

        a. As promptly as practicable following the Closing Date, the Seller, at its expense, shall cause to be prepared by Ernst & Young LLP, a statement calculating the excess (the "Excess") of the book value at the Appointment Time of the Assets (net of reserves and allowance for doubtful accounts) over the book value at the Appointment Time of the Assumed Liabilities prepared in accordance with generally accepted accounting principles applied in a manner consistent with Seller's current Financial Statements (the "Closing Statement"). Reserves shall not be adjusted below the levels included in the financial statements included as Schedule 4.7 without the agreement of Buyer.

     The Closing Statement shall be delivered to the Buyer not later than thirty
(30) days after the Closing Date, and shall be accompanied by an agreed upon procedures letter of Ernst & Young LLP stating they have performed the procedures agreed to by Buyer set forth in Schedule 2.2(a) hereto, and that as a result of such procedures nothing has come to their attention that the Closing Statement and calculation of the Excess has not been prepared in accordance with this Agreement. At the Buyer's expense, the Buyer and its advisors shall have the opportunity to participate in all procedures performed by Ernst & Young LLP, including observations of physical inventory and confirmation of accounts receivable, in connection with the preparation of the Closing Statement and calculation of the Excess, and to review such of the workpapers and other documents created or utilized by the Seller and/or Ernst & Young LLP in connection with the preparation of the Closing Statement and calculation of the Excess.

        b. If the Excess at the Appointment Time, as determined in accordance with the Section 2.2(a), is less than Six Million Seven Hundred Thousand Dollars ($6,700,000) the Purchase Price shall be decreased by the amount by which Six Million Seven Hundred Thousand Dollars ($6,700,000) exceeds the Excess reflected on the Closing Statement. If the Excess reflected on the Closing Statement is greater than or equal to Six Million Seven Hundred Thousand Dollars ($6,700,000), the Purchase Price shall not be adjusted pursuant to this Section 2.2.

        c. The Buyer shall notify the Escrow Agent of amounts due to the Buyer and the Seller under Section 2.2(b), and the Escrow Agent shall promptly disburse all amounts then held in accordance with such direction. If the amount on deposit in the
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Escrow Account is not sufficient to discharge the obligation of the Seller under Section 2.2(b), the Seller shall promptly remit the difference to the Buyer.

     2.3 Allocation of Purchase Price. The Seller and the Buyer shall promptly after the Closing Date determine the fair market value of the Assets and allocate the Aggregate Consideration among the Assets in accordance with said determination and Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The Buyer and the Seller shall each file, in accordance with Section 1060 of the Code an Asset Allocation Statement on Form 8594 (which conforms with such allocation) with its federal income tax return for the tax year in which the Closing Date occurs and shall contemporaneously provide the other party with a copy of the Form 8594 being filed. The Buyer and Seller shall revise such allocation if an adjustment to the Purchase Price is made under Section 2.2(b). Each party agrees not to assert, in connection with any tax return, audit or other similar proceeding, any allocation of the Aggregate Consideration which differs from the allocation determined by the Buyer hereunder.


                                  SECTION 3
                          ASSUMPTION OF LIABILITIES

     3.1 Assumption. The Buyer is not assuming or agreeing to assume or discharge any liability or obligation of the Seller whatsoever, whether now existing or hereafter incurred, including without limitation, any liability or obligation relating to the Assets or the sale thereof, excepting only the following (the "Assumed Liabilities"):

        a. those liabilities and obligations of the Seller related to future performance to be discharged or performed after the Appointment Time under the Contracts;

        b.  [Reserved.]

        c. all accounts payable arising in the ordinary course of business related to the Business to the extent included in the Closing Statement;

        d. all obligations relating to express warranty commitments related to the Products;

        e. all liability for facility leases (including the CRSS Sublease) and equipment leases (other than copier leases) set forth on Schedule 3.1(e) which are related to the Business and which become due and owing after the Closing Date; and

        f. those liabilities and obligations of the Seller related to the Business set forth on Schedule 3.1(e).

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     The Seller shall pay and be responsible for all liabilities and obligations of the Seller and/or arising from or relating to the Business which are not Assumed Liabilities.


                                  SECTION 4
                REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF
                                 THE SELLER

     The Seller hereby represents and warrants to and agrees with the Buyer and the Guarantor as follows, all of which representations, warranties and agreements are made as of the date of this Agreement and, except as they may be modified by Seller in writing and accepted by Buyer in writing prior to or in connection with the Closing, as of the Appointment Time (or with respect to Sections 4.1, 4.4 and 4.17, as of the Closing Date):

     4.1 Organization, Good Standing, Power, Etc. The Seller is a corporation or limited liability company duly organized and validly existing under the laws of the jurisdiction of its incorporation. The Seller is qualified to do business and is in good standing in each jurisdiction in which the character and location of the assets or the nature of the Business transacted by the Seller makes such qualification necessary or the failure to qualify would have a material adverse effect on the business, operations or financial condition of the Business. The Seller has all the requisite corporate power and authority to own or lease and operate the Assets and the Business and carry on the Business and to consummate the transactions contemplated hereby.

     4.2 Articles of Incorporation and Bylaws. The Seller has furnished the Buyer with (a) the Restated Articles of Incorporation of the Seller, as amended to date and (b) the Restated Bylaws of the Seller, as amended to date or (c) like organizational documents. Such Articles of Incorporation and Bylaws and like organizational documents are in full force and effect.

     4.3 Other Information. None of the information and documents which have been or may be furnished by the Seller or any representatives of the Seller to the Buyer, or any of their representatives in connection with the transactions contemplated hereby, or in or pursuant to this Agreement, or in connection with the Buyer's and its representative's review of the business of Seller, is or will be, to Seller's knowledge, materially false or misleading or contains or will contain, to Seller's knowledge, any material misstatement of fact .

     4.4 Authorization of Agreement. The execution, delivery and performance of this Agreement by the Seller and consummation of the transactions contemplated hereby have been duly and effectively authorized by the Board of Directors of the Seller (and with respect to any Subsidiary, its shareholders) and no other corporate proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Seller and

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constitutes the valid and binding obligation of the Seller enforceable in accordance with its terms.

     4.5 Effect of Agreement, Etc. Except as set forth on Schedule 4.5, the execution, delivery and performance of this Agreement by the Seller and consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule or regulation to which the Seller is subject, (b) violate any judgment, order, writ or decree of any court applicable to the Seller, (c) have any material effect on, or be a material violation of, any of the permits, licenses, orders or approvals relating to the Business or the ability of the Buyer to make use of such permits, licenses, orders or approvals, or (d) result in a material breach of or conflict with any term, covenant, condition or provision of, result in a material modification or termination of, constitute a material default under, or result in the creation or imposition of any lien, security interest, restriction, charge or encumbrance upon any of the Assets pursuant to any Articles of Incorporation, Bylaws, organizational documents, commitment, contract or other agreement or instrument to which the Seller is a party or by which any of the Assets is or may be bound or affected or from which the Seller derives benefit with respect to the Business.

     4.6 Consents and Approvals. Except as set forth on Schedule 4.6, no permit, application, notice, transfer, consent, approval, order, qualification, waiver from, or authorization of, or declaration, filing or registration with, any governmental authority is necessary in connection with the execution and delivery by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby and no consent of any third party is required to consummate any of the transactions contemplated hereby.

     4.7 Financial Statements. The Seller has delivered to the Buyer copies of the Seller's audited consolidated balance sheets and related statements of operations as of March 31, 1995, 1996 and 1997 and for each of the years then ended and the unaudited interim period ended June 30, 1997, and with respect to the Internet Solutions Division, the interim financial statements dated September 28, 1997 and attached hereto as Schedule 4.7 (together, all such balance sheets and related statements of operations shall be hereinafter referred to as the "Financial Statements"). The Financial Statements (a) are in accordance with the books and records of the Seller, (b) reflect fairly and accurately the operations and financial condition of the Seller for the periods or as of the dates indicated, and were prepared in accordance with generally accepted accounting principles, uniformly applied on a basis consistent with that of prior years or periods, (c) contain and reflect all necessary adjustments and reserves for a fair and accurate presentation of the results of operations for the period covered by such Financial Statements, and (d) reflect fairly and accurately all of the liabilities and obligations of the Seller (whether direct or indirect, accrued, absolute, contingent or otherwise).

     4.8 No Undisclosed Liabilities, Claims, Etc. The Seller has no outstanding liabilities or obligations, whether accrued, absolute, contingent or otherwise, relating to the Business and exceeding in the aggregate Twenty-Five Thousand Dollars ($25,000), except

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(i) to the extent reflected or taken into account in determining net worth in the most recent Financial Statement and not heretofore paid or discharged or reflected in the footnotes to the Financial Statements; (ii) to the extent specifically set forth in or incorporated by express reference in any of the schedules attached hereto; and (iii) normal liabilities incurred in the ordinary course of business since the date of the most recent Financial Statement of a type and in an amount consistent with the liabilities set forth in the Financial Statements.

     4.9 Taxes. (a) The Seller has prepared and filed, with the appropriate foreign, federal, state and local tax authorities, all income, excise and other tax returns required to be filed by the Seller as of the date hereof and the Seller has paid all taxes shown on such returns to be due or which have become due pursuant to any assessments, deficiency notice, 30 day letter or similar notice received by them; (b) there are no claims pending or threatened for taxes against the Seller or attributable to the Business known to the Seller in excess of the amounts reflected on their books and the Financial Statements for such taxes; (c) the Seller has not agreed to any waiver or extension of statutes of limitations related to this section; (d) the Seller has paid or provided adequate reserves for all federal, state and local income, profits, franchise, sales, use, occupation, property, excise or other taxes attributable to the Business of the Seller and which may have a material adverse financial effect on Buyer; and (e) no deficiencies on any of the Seller's tax returns or reports attributable to or otherwise allocable to the Business known to the Seller have been threatened as of the date hereof.

     4.10 Inventory and Backlog . The Inventory is (a) except to the extent of reserves therefore in the Financial Statements, salable or usable in the normal course of the Business, (b) at levels consistent with past practices of the Business, and (c) carried on the books of the Seller pursuant to the normal inventory valuation policies of the Seller, as reflected in the Financial Statements. All of the Inventory with a value net of reserves in excess of Fifty Thousand Dollars ($50,000) and Billed Inventory are located at the facility in Eden Prairie, Minnesota. The location of the remaining Inventory is as set forth on Schedule 4.10.

     4.11  Absence of Certain Changes or Events.  Except as set forth on
Schedule 4.11, since September 30, 1997, the Seller has conducted the Business only in the ordinary course and consistent with past practices and the Seller has not with respect to the Business:

        a. suffered any damage, destruction or loss of any of the Assets, whether or not covered by insurance, in excess of Ten Thousand Dollars ($10,000);

        b. suffered any change in its financial condition, assets, liabilities or business or suffer any other event or condition of any character which individually or in the aggregate had or has a material adverse effect on the financial condition or earnings of the Business, or materially diminishes the value of the assets used in or relating to the Business;

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       c.  paid, discharged or satisfied any claims, liabilities or obligations
(absolute, accrued, contingent or otherwise) of or relating to the Business except in each case in the ordinary course of business;

       d. waived any claims or rights of substantial value of or relating to the Business, except in each case in the ordinary course of business;

       e. pledged or permitted the imposition of any lien on or sell, assign, transfer or otherwise dispose of any of the Assets used in or relating to the Business, except the sale of inventory in the ordinary course of business;

       f. sold, assigned, encumbered, licensed, pledged, abandoned or otherwise transferred any patents, applications for patent, trademarks, trade names, copyrights, licenses, or other intangible assets used in or relating to the Business;

       g. made any change in any method of accounting or accounting principle or practice;

       h. except for de minimus adjustments, written up or down the value of the inventory of the Business or determined as collectible any notes or Accounts Receivable of or arising out of the Business that were previously considered to be uncollectible, except for write-ups or write-downs and other determinations in the ordinary course of business and consistent with past practice;

       i. granted any general increase in the compensation payable or to become payable to its officers or employees, engaged in or relating to the Business, or otherwise designated as officers or employees of the Business (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any special increase in the compensation payable or to become payable to any such officer or employee, or make any bonus payments to any such officer or employee, except for normal merit and cost of living increases in the ordinary course of business and in accordance with past practice (which details of such ordinary course actions have been disclosed to Buyer);

       j. lost or learned of the prospective loss of any Customer or Vendor listed on Schedule 4.18;

       k. made capital commitments on behalf of or relating to the Business in excess of Ten Thousand Dollars ($10,000) in the aggregate;

       l. failed to maintain accounts receivable, inventory, accounts payable and other tangible capital accounts relating to the Business; or

       m. agreed, whether in writing or otherwise, to take any action described in this Section 4.11.

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     4.12  Contracts and Commitments. Schedules 1.1(i) and 3.1(e) contain a complete and accurate list of (i) all customer contracts, OEM contracts, sales contracts, equipment and licensed products maintenance agreements with annual revenues in excess of $50,000, and (ii) all other Contracts, and all other agreements and commitments, whether written or oral, that are not in the ordinary course of business (the "Commitments"), in each case entered into by the Seller. Except as set forth on Schedule 4.12, (i) all of the Commitments are in full force and effect and enforceable against the other parties thereto in accordance with their terms; (ii) no event has occurred or circumstance exists which, with the giving of notice or the lapse of time or both, would constitute a default or an event of default by the Seller under any of the Commitments, and to the Seller's best knowledge no event has occurred or circumstance exists that, with the giving of notice or the lapse of time or both, would constitute a default or an event of default under any of the Commitments by any other party thereto; and (iii) all rentals and other amounts owing by the Seller or by any other party under any of the Commitments as of the date hereof have been paid in full, and the Seller has not accepted any prepayments of any amounts owing to the Seller under any of the Commitments. The standard form of equipment and licensed products maintenance agreement is set forth on Schedule 4.12.

     4.13 Title to Assets; Absence of Liens and Encumbrances, Etc. Schedule 1.1(e) contains a summary description of all of the Seller's fixed assets relating to the Business and the agreed book value thereof as of September 30, 1997. As of the Closing Date and except for the Assumed Liabilities, the Seller will own all right, title and interest in and to the Assets, free and clear of all liens, encumbrances, security interests, options, pledges, restrictions on transfer and other claims of any kind. The leases and other agreements or instruments, if any, under which the Seller holds, leases or is entitled to the use of any personal property are in full force and effect and all rentals, or other payments payable thereunder prior to the date hereof have been duly paid and the Seller enjoys peaceable and undisturbed possession under all leases under which it is operating. No material default or event of default exists, and no event which, with notice or lapse of time or both, would constitute a material default, has occurred and is continuing, under the terms or provisions, express or implied, of any such lease, agreement or other instrument or under the terms or provisions of any agreement to which any such properties are subject nor has the Seller or such Subsidiary received notice of any claim of such default.

     4.14 OSHA. The Seller has not received any notice and is not aware that its operations and Assets have not been or are presently not in compliance with OSHA and any applicable state provisions. The Seller has not received any notice and is not aware of any potential environmental or occupational safety and health problem or claim in connection with the operations or Assets of Seller which could have an adverse effect thereon.

     4.15 Intellectual Property. Schedule 1.1(h) contains a correct and complete list of all licenses, contracts, agreements or understandings pursuant to which the Seller has authorized any individual or entity to use any of the Intellectual Property pursuant to which Seller has granted a license with respect to the Intellectual Property with annual revenues in

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excess of $50,000 or out of the ordinary course of business, and Schedule 4.15 contains a complete list of all licenses, contracts, agreements or understandings pursuant to which Seller has licensed, acquired ownership or other rights which are included in the Intellectual Property. Schedule 4.15 sets forth a complete list of patents, patent applications, trade marks, service marks, trade mark applications and copyright registrations. The Seller owns, possesses, or licenses and as of the Closing Date will own, possess, or license, all right, title and interest in and to the items of Intellectual Property that are required to conduct its businesses as now conducted without conflict with the rights of others. The records to be delivered by the Seller will included all Contracts entered into by the Seller. Except as set forth in
Schedule 4.15: (a) the Seller has the right to use and market and to the knowledge of the Seller, the sole and exclusive right to use and market, the Intellectual Property (including applications for any of the foregoing) used in connection with the Business, and none of the past or present employees, officers, directors or stockholders of the Seller, or anyone else, has any rights with respect thereto; (b) the consummation of the transactions contemplated hereby will not alter or impair any such rights; (c) the Seller has not received any notice or claim of infringement, misuse or misappropriation or any claim challenging or questioning the validity or effectiveness of any of the claims of Intellectual Property, and there is no valid basis for any such claim; and (d) the Seller is not liable, nor has it made any contract or arrangement whereby it may become liable, to any individual or entity for any royalty or other compensation for use of any of the items of Intellectual Property. Schedule 4.15 includes the text of the Seller's standard licenses for the Intellectual Property.

     4.16 Product Warranties; Service Commitments. True and correct copies of the standard form of written warranties and guaranties and service commitments (including those related to deferred revenue) applicable to the Products and related services are attached hereto as Schedule 4.15 or 4.12. Hardware is warranted for 12 months and software is warranted for 30 to 90 days. The amounts reflected as warranty reserves and liabilities related to the service commitments reflected in the Financial Statements and to be reflected in the Closing Statement are not less than the amount required by generally accepted accounting principles. The Products meet the specifications and the standards set forth in the Seller's written descriptions of the Products and in its representations and warranties to customers and distributors of the Products (express and implied, written and oral).

     4.17 Litigation. Except as set forth in Schedule 4.17, there is no claim, action, suit, proceeding, arbitration, investigation or hearing or notice of hearing pending or threatened, and to the best of the Seller's knowledge, relating to or affecting the Business or any of the Assets or, with respect to any employment matter, an employee, or the transactions contemplated by this Agreement; nor are any facts known to the Seller which may give rise to any such claim, action, suit, proceeding, arbitration, investigation or hearing. No such claim, action, suit, proceeding, arbitration, investigation or hearing will prevent the closing of this Agreement or the consummation of the transaction contemplated hereby.

     4.18 Customers and Vendors. Schedule 4.18 sets forth correct and complete lists of the customers ("Customers") and vendors ("Vendors") of the Business during the most recently completed fiscal year, indicating the existing contractual arrangements, if any, with each such Customer or Vendor. Except as set forth in Schedule 4.18, there are no outstanding disputes with any Customer or Vendor listed thereon and no Customer or Vendor listed thereon has refused to continue to do business with the Seller or has stated its intention not to continue to do business with the Seller. Since September 30, 1995, there has not been any material shortage or unavailability of the raw materials necessary to manufacture the products sold by the Business, and, to the knowledge of the Seller, there is no current shortage or unavailability which leads it to believe that any such shortages will occur. The customer information included in the Assets as set forth in Section 1.1(f) is true, correct and complete.

     4.19 Books and Records. The books of account and other financial and corporate records of the Seller related to the Accounts Receivable, Inventory and fixed assets of the Business are in all material respects substantially complete and correct and are maintained in accordance with good business practices. Such records are adequate to prepare the financial statements set forth in Section 6.10 and to permit Ernst & Young LLP to perform an audit thereon.

     4.20 Employment Matters. Except as provided in Schedule 4.20, Seller is in material compliance with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours with respect to employees of the Business. The Seller has withheld all amounts required by law or agreement to be withheld from the wages or salaries of, and other payments to, its employees and any former employees and is not liable for any arrearage of wages, salaries or other payments to such employees and any former employees or any taxes or penalties for failure to comply with any of the foregoing.

     4.21 Employee Benefit Plans. (a) Each tax qualified retirement plan ("Plan") of the Seller in which any employee of the Business participates that is subject to any provisions of the Employee Retirement Income Security Act of 1974 and of the regulations adopted pursuant thereto (collectively "ERISA") is being administered in accordance with the documents and instruments governing such plans, and such documents and instruments are consistent with those provisions of ERISA which are effective and operative as of the date of this Agreement. To the best of the Seller's knowledge, no such plan has incurred any material accumulated funding deficiency within the meaning of Section 302 of ERISA, whether or not waived, and the Seller has not incurred any material liability (including any material contingent liability to the Pension Benefit Guaranty Corporation in connection with any such plan) and all payments related to pension schemes of the UK Transferring Employees (as defined in Schedule 4.30) have been made. To the best of the Seller's knowledge, no such plan nor any trust created thereunder nor any trustee or administrator thereof has engaged in a prohibited transaction within the meaning of ERISA or Section 4975 of the Internal Revenue Code of 1986. The Plan's actuary has advised that the Plan's assets are sufficient to discharge the Plan's liabilities. At no time has the Seller contributed to or had any employees of the Business who were covered by any multiemployer plan, as such term is defined in Section 3(37) of ERISA, which is a defined benefit plan. To the best of the Seller's knowledge, the Seller has no unpaid withdrawal liability with respect to any such multiemployer plan.

       (b) Schedule 4.21 contains a list of each "employee pension benefit plan" (as defined in section 3(2) of ERISA, "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), pension scheme or arrangement, enhanced redundancy arrangement, stock option, stock purchase, deferred compensation plan or arrangement, and other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by Seller for the benefit of any present or former employees of the Business or their beneficiaries (all the foregoing being herein called "Benefit Plans"). Seller has delivered to Buyer true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof) and (2) the most recent summary plan description for each Benefit
Plan (if any such description was required).

       (c) The Seller and its affiliates comply with the applicable requirements of Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to each Benefit Plan that is a group health plan (as such term is defined in Section 5000(b)(1) of the Code).

     4.22 Defects in Products or Designs; Product Safety. Except as set forth on Schedule 4.22, there has been no pattern of defects in any Product line in the design, construction, manufacturing or installation of any material product made, manufactured, constructed, distributed, sold, leased, licensed or installed by the Seller that would adversely affect the performance or quality of such product. Each Product has been designed, manufactured, packaged and labeled in substantial compliance with all regulatory, engineering, industrial and other codes applicable thereto and the Seller has not received notice of any alleged noncompliance with any such code. Except as set forth on Schedule 4.22, all Products will function for their intended use after December 31, 1999.

     4.23 Finder. There is no person or entity that is entitled to a finder's fee or any type of commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with the Seller.

     4.24 Sufficiency of Assets. Except as otherwise provided in this Agreement or the Schedules hereto, the Assets to be transferred by the Seller at the Closing Date will include all of Seller's assets, including fixed assets, Intellectual Property, intangible assets, licenses, permits, contracts and rights that relate to, arise from, are used or held by the Seller in the operation of the Business, except for the Excluded Assets. The list of Assets to be delivered to Buyer pursuant to Section 9.2(d) shall be true and correct on the Closing Date.

     4.25 Employees. Schedule 4.25 sets forth a complete and accurate list of all employees (including leased employees) of the Business, showing for each: name, hire date, current job title or description, current salary level (including any bonus or deferred compensation arrangements) and any bonus, commission or other remuneration paid during the most recently completed fiscal year, and describing any existing contractual arrangement. Except as set forth on Schedule 4.25, no employee (including leased employees) of the Business shall receive any compensation as a result of the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 4.25, none of the employees (including leased employees) of the Business is currently on short-term or long-term disability, absence, maternity or other leave of absence. Except as set forth on Schedule 4.25, since September 30, 1997 no salaried employee (including leased employees) of the Business who has been compensated at an annual rate in excess of $50,000 has terminated his or her employment or had such employment terminated for any reason or for no reason; no such employee has given notice of his or her intent to terminate such employment; and no notice of termination has been given to any such employee by the Seller.

     4.26 Condition of Assets. The Assets (a) are in condition and repair which is suitable for the uses for which intended, (b) all leasehold premises have been maintained in good condition in accordance with the relevant lease and no liability exists under any such lease for repair, refurbishment or other maintenance, and (c) are in substantial compliance with all applicable laws, ordinances, regulations, orders and other requirements relating thereto currently in effect, or which to the Seller's knowledge are scheduled to come into effect.

     4.27 Governmental Authorizations. The Seller has all licenses, permits or other authorizations from governmental, regulatory or administrative agencies or authorities required for the operation of the Business in the manner presently conducted, each of which will be in full force and effect on the Closing Date. A list of all such material governmental authorizations is set forth on Schedule
4.27. No registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to enable the Buyer to continue the operation of the Business as presently conducted in all respects.

     4.28 Compliance with Applicable Laws. The Seller has been, is, and on the Closing Date will continue to be, in compliance in all respects with all applicable laws (including duties imposed by common law), rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local and foreign) having jurisdiction over, applicable to or otherwise concerning the Business, the Assets, and the products and employees of the Seller.

     4.29 Accounts Receivable, Installment Receivables, and Accounts Payable. All Accounts Receivable, whether reflected on the Financial Statements, or to be reflected of the Closing Statement, represent sales actually made or leases entered into in the ordinary course of business or valid claims as to which full performance has been rendered. Except to the extent reserved against the Accounts Receivable and as set forth Schedule 4.29, no counterclaims or offsetting claims with respect to the Accounts Receivable are pending or, to the knowledge of the Seller, threatened. The listing of Accounts Receivable attached as Schedule 4.29 is true and correct (including the consolidated aging thereon) and no material change has occurred since the date of preparation, except in the ordinary course of business. The accounts payable of the Seller reflected on the Financial Statements and to be reflected on the Closing Statement arose, or will arise, from bona fide transactions in the ordinary course of business, and all such accounts payable either have been paid, are not yet due and payable under the Seller's or any such Subsidiary's payment policies and procedures or are being contested by the Seller in good faith. The listing of accounts payable attached as Schedule 4.29 provided by Seller dated September 28, 1997 is true and correct and no material change has occurred since that date, except in the ordinary course of business.

     4.30 UK Transferring Employees. The representations and warranties set forth under the caption "Representations and Warranties" on Schedule 4.30 are hereby incorporated by reference.

     4.31 Documentation. The documentation related to the Vision Product line includes source and object code and is sufficient to run the Business related thereto.


                                   SECTION 5
                 REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF
                            THE BUYER AND GUARANTOR

     The Buyer and Guarantor, individually, hereby represent, warrant and covenant to and agree with the Seller as follows, all of which representations, warranties and agreements are made as of the date of this Agreement and, except as they may be modified by Buyer or Guarantor in writing and accepted in writing by Seller prior to or in connection with the Closing, as of the Appointment Time (or with respect to Sections 5.1 and 5.2, as of the Closing Date.)

     5.1 Organization, Etc. The Buyer and Guarantor are a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota. The Buyer and the Guarantor have the corporate power to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

     5.2 Authorization of Agreement. The execution, delivery and performance of this Agreement has been duly authorized and approved by the Board of Directors of the Buyer and the Guarantor. This Agreement constitutes a valid and binding obligation of the Buyer and the Guarantor enforceable in accordance with its terms, except that such enforcement may be limited by (a) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and (b) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

     5.3 Approvals. No consent or approval is required of any person or entity, private or governmental, for the execution, delivery and performance of this Agreement by the Buyer or the Guarantor, and neither will such execution, delivery or performance, nor the consummation of the transactions contemplated herein, breach any provision of the Buyer's or the Guarantor's Articles of Incorporation or Bylaws or any law, rule, regulation, judgment, order, decree, agreement, instrument or arrangement that would have a material adverse effect on the Buyer's or Guarantor's ability to perform its obligations hereunder.

     5.4 Finder. There is no person or entity that is entitled to a finder's fee or any type of commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with the Buyer or Guarantor; and the Buyer agrees to indemnify the Seller and to hold it harmless against all claims, damages, costs or expenses of or for any other such fees or commissions resulting from the Buyer's actions or agreements regarding the execution or performance of this Agreement related to such fees, and will pay all costs of defending any action or lawsuit brought to recover any such fees or commissions incurred by the Seller, including reasonable attorneys' fees.

     5.5 Effect of Agreement, Etc. The execution, delivery and performance of this Agreement by the Buyer and Guarantor and consummation by Buyer and Guarantor of the transactions contemplated hereby will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule or regulation to which the Buyer or Guarantor is subject, (b) violate any judgment, order, writ or decree of any court applicable to the Buyer or Guarantor, or (c) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, restriction, charge or encumbrance upon any of the Assets pursuant to the Articles of Incorporation or Bylaws, or any commitment, contract or other agreement or instrument to which the Buyer or Guarantor is a party or by which any of the Assets is or may be bound or affected or from which the Buyer or Guarantor derives benefit.

     5.6 Governmental Authority. The Buyer and the Guarantor have submitted any notice, report or filing, and has received any consent, approval or authorization, that is required by any governmental authority, in connection with its execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

     The Buyer covenants and agrees with the Seller as follows:

     5.7  Seller's Employees.   Prior to the Closing Date, the Buyer shall make
employment offers to the employees on Schedule 4.25 (except those designated as having been terminated and the UK Transferring Employees to the extent an offer is not necessary under the UK Transfer Regulations) and such employment offer shall include comparable salaries, benefits (subject to applicable law and to the extent comparable benefits are offered under Buyer's current plans, without expansion, and current policies and job responsibilities and so that such employees shall retain their employment dates for purposes of accruing benefits under Buyer's benefit plans, to the extent permitted by Buyer's plans and applicable law). Notwithstanding the foregoing, it is understood that Buyer does not have and will not implement a severance policy and that all such offers shall be contingent on the transactions contemplated being consummated and that such employees shall agree to work on Buyer's premises and that Buyer will not pay any bonuses for any period prior to the Closing or under seller's Bonus plans. It is understood and agreed that Buyer's obligations to offer "comparable benefits" (other than with respect to the UK Transferring Employees) does not require Buyer to expand its current benefit plans or consummate new plans or enter into arrangements with other benefit providers or expand its policies to match Seller's current plans. For instance, Buyer need only offer Seller's employees $50,000 of term life insurance because that is what Buyer provides its employees and Buyer will not be required to increase that amount because Seller may offer more life insurance. Likewise, Buyer is not required to expand its bonus plans, illness policies, vacation policies and the like to meet Seller's policies and Buyer only needs to offer Seller's employees comparable plans and policies offered to Buyer's employees. It is expressly understood and agreed that Buyer need only offer Seller's employees Buyer stock options to the extent and in accordance with policies Buyer offers its employees stock options and Buyer need not offer stock options to an employee merely because such employee currently has a stock option granted by Seller. Buyer has provided Seller a letter it will use to offer employees positions and agrees to abide by the terms set forth therein.

     5.8 Litigation Assistance. Buyer shall permit Seller (at Seller's expense) to have reasonable access to employees accepting offers of Buyer for the purpose of defending any litigation outstanding on the date hereof. No such access shall be permitted which would interfere with the performance of such employee's job duties or in any event require such employee to spend more than fours hours on any given day or six hours in any given week.

     5.9 CRSS Sublease. Buyer shall pay the brokers fee set forth in Section 20 of the sublease between Seller and CRSS Constructors, Inc., to the extent such fee becomes due and payable and only if the Closing occurs.


                                   SECTION 6
                            COVENANTS OF THE SELLER

     The Seller covenants and agrees with the Buyer as follows:

     6.1 Approvals, Consents, Etc. The Seller shall use its reasonable efforts to obtain in writing prior to the Closing Date all approvals, consents and waivers required to be obtained by the Seller in order to effectuate the transactions contemplated hereby and shall deliver to the Buyer copies of such approvals and consents in form and substance reasonably satisfactory to counsel for the Buyer.

     6.2 Further Assurances. After the Closing Date, the Seller shall, at the request and expense of the Buyer, execute, acknowledge and deliver to the Buyer without further consideration, all such further assignments, conveyances, endorsements, consents and other documents and take such other action as the Buyer may reasonably request (a) to transfer to and vest in the Buyer and protect its right, title and interest in, all of the Assets, (b) to aid in the collection of Accounts Receivable, (c) obtain any consent required to an assignment of a Contract, a Commitment or any of the Intellectual Property, and (d) otherwise to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller shall take all steps necessary to perfect a legal assignment of the Accounts Receivable held by Systems Strategies Limited or which otherwise originate in England, including notifying debtors of the assignment.

     6.3 Records. The Seller shall cooperate in providing information regarding the Assets and the conduct of the Business that the Buyer reasonably requires to evaluate the transactions contemplated by this Agreement. The Buyer shall immediately return all such information and copies thereof to the Seller if this Agreement is terminated.

     6.4 Transition Obligations. Beginning from the time Buyer becomes the exclusive agent to run the Business under Section 6.14 and through the date that is forty-five (45) days after the Closing Date (the "Transition Period"), the Seller shall use its reasonable efforts to transition the relationships with business from the Customers and the Vendors to the Buyer and shall provide assistance with respect to recruitment of employees, and in communicating the sale to both employees and customers. Seller hereby grants Buyer a license, to be in effect during the Transition Period, to allow Buyer's employees (including those hired from Seller), to enter and conduct operations at Seller's facilities, including a license to use telephones, desks, photocopies, facsimile machines, internet access and packaging equipment. Such license also permits Buyer to store assets purchased hereunder on Seller's premises. Seller also agrees to provide the transition services set forth on Schedule 6.4 hereto and Buyer agrees to pay the charges set forth on Schedule 6.4 hereto promptly upon presentation of an invoice after the forty-five (45) day period referred to above. Seller also agrees to provide other necessary transition services during the Transition Period reasonably requested by Buyer and Buyer agrees to pay Seller its out-of-pocket expenses incurred with respect thereto.

     6.5 Access. At all times prior to the Closing Date, the Seller shall provide the Buyer and its representatives with reasonable access to, and will make available for inspection and review, all properties, personnel, books, records and accounts of the Seller relating to the Business in order that the Buyer may have a reasonable opportunity to make such investigation as it shall desire to make of the Business during normal business hours. It is understood that the Buyer shall be permitted to maintain personnel on the premises of the Seller during normal business hours to observe all aspects of the operations of the Business and to confer with the Seller's management, attorneys, accountants and other third parties reasonably requested for verification of any information obtained pursuant to such observations. The Seller also consents to the examination by KPMG Peat Marwick LLP of work papers and other records of the accountants (including those of Ernst & Young

LLP) pertaining to the Business and will cooperate with Buyer to obtain such access and related information from the accountants.

     6.6 Solicitation of Employees. For a two (2) year period following the Closing Date, Seller shall not and shall not permit is subsidiaries or affiliates to directly or indirectly conduct, solicit, or initiate any employment discussions with any of Seller's employees hired by the Buyer for a period of two (2) years following the Closing Date, whether employed by Buyer or any other person to whom Buyer sells the Business related to the Vision Product line.

     6.7  Turn Over.   Seller shall promptly remit to Buyer (without any
deductions for set-offs, counterclaims and the like) after receipt any funds received after the Closing Date with respect to the Contracts and Assets to be transferred hereunder or any other funds remitted by customers of the Business after the Closing Date.

     6.8 Employees. Seller shall pay all costs associated with deferred compensation of executives and any termination of its or its Subsidiaries' employees or any employee not accepting any job offer extended by Buyer, or refusing to transfer under the Transfer Regulations, including costs associated with accrued vacation, payroll, paid time off or payments under the Worker Adjustment and Retraining Notification Act ("WARN Act"), other than liabilities associated with terminations by Buyer subsequent to the Closing Date. Seller shall pay all bonuses and deferred compensation due to its employees hired by Buyer. Seller shall pay all unfunded pension costs due for the UK Transferring Employees.

     6.9 Name Change. Seller shall use its best efforts to obtain shareholder approval to change its name at its next annual meeting of shareholders (and at any subsequent annual meeting if unsuccessful) and take all other steps to effect such name change. If Seller's shareholders do not approve such name change, Seller shall not use the name Apertus to market any products. Seller shall cause any subsidiary or affiliate using the name "Apertus" to change such name.

     6.10 Financial Statements; Pro Formas. Seller shall deliver financial statements and pro forma information related to the Business which will enable Buyer to fully comply with applicable rules of the Securities and Exchange Commission (the "SEC"), including Rules 3-01, Rule 3-02, Rule 3-05(b)(2)(iv), Rule 11-01 and Rule 11-02 of Regulation S-X. Such financial statements shall be accompanied by an unqualified opinion of Ernst & Young LLP that the financial statements have been prepared in accordance with generally accepted accounting principles. Buyer shall pay $40,000 towards the preparation of such financial statements and pro forma information and audit by Ernst & Young LLP and any further changes shall be at Seller's expense. Seller shall cooperate fully in such audit, including preparing all schedules and providing necessary information and letters of representations. Such financial statements, pro-forma information and opinion of Ernst & Young LLP shall be provided within 45 days of the date of this Agreement. Seller shall also provide information and assistance so that Buyer can prepare management's discussion and analysis and description of the business required by the SEC rules.

     6.11 Sales of Product Line. Seller shall, when reasonably requested by Buyer, provide assistance to Buyer in selling any of the Business related to the Vision Product line acquired hereunder to any third party.

     6.12  [Reserved.]

     6.13 Access to Excluded Assets. Seller shall afford Buyer reasonable access to the Excluded Assets (including related computers and computer records) or core corporate records retained by Seller if necessary to operate the Business and Buyer shall afford Seller reasonable access to records acquired hereunder necessary for Seller to operate its business.

     6.14 Management Agreement. Effective as of 12:01 a.m. on October 25, 1997, (the "Appointment Time") but subject to Section 12.1 hereof, Seller hereby irrevocably appoints Buyer as its exclusive agent to run and manage the Business through the earlier of the Closing Date and the Drop Dead Date.


                                  SECTION 7
            CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER
                              AND THE GUARANTOR

     The obligations of the Buyer and the Guarantor under this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which conditions may be waived by the Buyer in its sole discretion:

     7.1 Changes in Benefit Plans. (i) Between the date of this Agreement and the Closing Date, Seller shall not enter into, adopt or amend in any material respect or terminate any Benefit Plan or any other agreement, arrangement, plan or policy involving any employee to be employed by Buyer; or (ii) increase the compensation of any such employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement, or enter into any arrangement or commitment to do any of the foregoing.

     7.2 Accuracy of Representations, Warranties and Agreements. The representations, warranties and agreements made by the Seller herein shall be true and correct on the date of this Agreement and at the Appointment Time (or with respect to Sections 4.1, 4.4, and 4.17, as of the Closing Date) in all material respects with the same effect as though made at such time (except to the extent the Buyer shall waive the same). The Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it in all material respects at or prior to the Closing Date; and the Seller shall have delivered to the Buyer a certificate of its Chief

Executive Officer and President dated the Closing Date certifying to such compliance and completion.

     7.3 Consents and Approvals. The Buyer shall have received (a) from governmental and administrative authorities all permits and licenses required for it to carry on the business of the Seller, and (b) all consents or approvals all in form and substance reasonably satisfactory to the Buyer.

     7.4 Noncompetition Agreement. The Seller (for a five year period) and Robert D. Gordon, (for a two year period) shall have executed and delivered to the Buyer a noncompetition agreement in the forms of Exhibit A-1 and A-2 hereto, respectively.

     7.5 Secretary's Certificate. The Buyer shall have received a certificate of the Secretary of the Seller with respect to the resolutions adopted by the Board of Directors and Shareholders of the Seller, as applicable, approving this Agreement and the transactions contemplated hereby (or like evidence acceptable to Buyer from any Subsidiary incorporated outside the United States).

     7.6 Employment Agreements and Offers. The Buyer shall be satisfied that Martin Hahn, Steve Gimnicher and Will Fell shall have accepted offers of employment from the Buyer or shall not have refused to transfer under the Transfer Regulations.

     7.7 Good Standing Certificates, Etc. The Buyer shall have received a certificate dated within five (5) days before the Closing Date from the office of the Secretary of State of Minnesota certifying that Seller is validly existing and in good standing under the laws of its state of incorporation and like certificates, to the extent available, shall be provided for any Transferring Subsidiary.

     7.8 Lien Search. The Seller, at its expense, shall have arranged for and the Buyer shall have received the report or reports, reasonably satisfactory to the Buyer and its counsel, of a reputable search company indicating that there are no liens, mortgages, encumbrances, charges or other rights of third parties of record as of a date not more than ten (10) days before the Closing Date in each jurisdiction where Assets are located.

     7.9 Opinion of Counsel to the Seller. The Buyer shall have received the opinion of Dorsey & Whitney LLP (under Federal, Minnesota, and New York law) and Julie Cummins Brady counsel to the Seller, addressed to the Buyer, dated the Closing Date, in the forms set forth in Exhibits B-1 and B-2 attached hereto, respectively, and from counsel acceptable to Buyer with respect to any foreign Subsidiary in a form acceptable to Buyer.

     7.10  Material Adverse Change.   There shall not have occurred any material
adverse change in the Business since the date of this Agreement and the Appointment Time.

     7.11 Engagement Letter. Seller shall deliver an engagement letter of Ernst & Young LLP wherein such firm agrees to perform the audit required by
Section 6.10 and also agrees to deliver a consent wherein its opinion on the financial statements delivered pursuant to Section 6.10 may be included in the Guarantor's SEC filings and such firm may be named as an expert in such filings and that such firm will use reasonable efforts to prepare any comfort letters requested by the Guarantor (with such comfort letters to be at the Guarantor's expense).


                                   SECTION 8
             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER

     The obligations of the Seller under this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived by the Seller in its sole discretion:

     8.1 Accuracy of Representations, Warranties and Agreements. The representations, warranties and agreements of the Buyer and Guarantor herein shall be true and correct on the date of this Agreement and at the Appointment Time (or with respect to Sections 5.1 and 5.2, as of the Closing Date) in all material respects with the same effect as if made at such time (except to the extent the Seller waives the same); the Buyer shall have performed and complied with all agreements, covenants, and conditions to be performed or complied with by it in all material respects at or prior to the Closing Date; and the Buyer and Guarantor shall have delivered to the Seller a certificate of its Chief Executive Officer and President dated the Closing Date certifying to such compliance and completion.

     8.2 Secretary's Certificate. The Seller shall have received a certificate of the Secretary of the Buyer and Guarantor with respect to the resolutions adopted by the Board of Directors of the Buyer and Guarantor approving this Agreement and the transactions contemplated hereby.

     8.3 Good Standing Certificates, Etc. The Seller shall have received a certificate dated within five (5) days before the Closing Date from the office of the Secretary of State of Minnesota certifying that the Buyer and Guarantor is validly existing and in good standing under the laws of its state of incorporation.

     8.4 Opinion of Counsel to the Buyer and Guarantor. The Seller shall have received the opinion of Leonard, Street and Deinard, P.A., counsel to the Buyer and Guarantor, addressed to the Seller, dated at the Closing Date, in the form set forth in Exhibit C attached hereto.

                                   SECTION 8A
                     CONDITIONS TO EACH PARTY'S OBLIGATIONS

     The obligations of the Seller, the Buyer and the Guarantor under this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived by all of the parties, each in its sole discretion:

     8A.1 Carleton Transaction. The Merger (the "Merger") contemplated by the Agreement and Plan of Merger dated October 24, 1997 among APERTUS and Carleton Corporation shall have been consummated in a manner reasonably satisfactory to the parties hereto (including the filing of Articles of Merger in the states of Minnesota and Massachusetts).


                                  SECTION 9
                           CLOSING; CLOSING DATE;
                             CLOSING DELIVERIES

     9.1 Closing. The Closing of the transactions contemplated hereby shall occur immediately following the Merger (the "Closing") or at such later time as all the conditions to Closing as set forth in Sections 7, 8, 8A, and 9.2 hereof have been satisfied or waived. The Closing, when it occurs, shall be effective as of the Appointment Time. The Closing will be held at the offices of Leonard, Street and Deinard, P.A., Suite 2300, 150 South Fifth Street, Minneapolis, MN 55402 at 10:00 a.m. or at such other time and place as the parties mutually agree. The date upon which the Closing occurs is referred to herein as the "Closing Date."

     9.2 Closing Deliveries. On the Closing Date, the Seller shall execute and/or deliver to the Buyer the following:

        a. a bill of sale conveying the Assets to the Buyer in form reasonably satisfactory to the Buyer and its counsel and any other instrument required by
Section 1.3, including assignments of contracts and leases free and clear of all encumbrances;

        b. certificates of title and assignments thereof for all motor vehicles transferred to the Buyer as part of the Assets;

        c. all object code and source code for the Products and related technical documentation;

        d. a list of the Inventory, Billed Inventory, Accounts Receivable, fixed assets, deposits and vendor payables as of the close of business on the date hereof, which list shall be satisfactory to Buyer and subject to adjustment as set forth herein;

        e. such other and further documents and certificates of the Seller's officers and others as the Buyer shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

     9.3 Buyer's Closing Documents. On the Closing Date, the Buyer will execute and/or deliver to the Seller the following:

        a. the Purchase Price by wire transfer, or in certified funds in accordance with Section 2 of this Agreement, it being understood Buyer shall deposit a portion of the Purchase Price in escrow pursuant to Section 2.1(b);

        b. an Assumption Agreement, pursuant to which the Buyer will assume all obligations of Seller under the Assumed Liabilities;

        c.  [Reserved.]

        d. a royalty free license to use the name "Apertus" (other than for marketing) for a period of six (6) months following the Closing Date; and

        e. such other documents and certificates to evidence compliance with the conditions set forth in this Article as may be reasonably requested by the Seller.


                                 SECTION 10
                          CONDUCT PRIOR TO CLOSING

     10.1  Conduct and Transaction of Business Prior to Closing.

        a. Access to Information. During the period prior to the Closing, the Seller shall give to the Buyer and its attorneys, accountants or other authorized representatives, reasonable access to the Business' premises, the Seller's employees and the Assets, and shall furnish to the Buyer during such period all such information concerning the Assets as the Buyer reasonably may request. Unless and until the Closing shall have occurred, the Buyer shall maintain in confidence all information acquired by it pursuant to this paragraph and not use such information for any purpose other than assessing and consummating the transactions contemplated herein. In the event that this Agreement shall terminate prior to the Closing, the Buyer shall return to the Seller all copies of all information acquired by it pursuant hereto.

        b. Restrictions in Operation of the Business. The Seller covenants that during the period from the date of this Agreement to the Closing:

          (i) the Business shall be conducted only in the ordinary course consistent with past practices;

        (ii) except with the consent of the Buyer, neither the Seller nor any Participating Subsidiary will sell, dispose, transfer, assign or otherwise remove any of the Assets other than Inventory in the ordinary course of business consistent with past practice;

        (iii) the Seller will timely and properly perform all of its obligations and commitments under all existing contracts and agreements pertaining to the Business, except as to amounts or obligations which the Seller contests in good faith and with appropriate proceedings;

        (iv) the Seller will use its best efforts to (a) preserve intact the Assets and the Business, (b) not do anything to cause its employees of the Business to seek employment elsewhere and (c) not impair relationships with Vendors, Customers, distributors and others having business relations with the Business;

        (v) the Seller shall not agree to or put into effect any increase in compensation or other benefits for any of the employees of the Business;

        (vi) the Seller shall not change its accounting methods or practices relating to the Business;

        (vii) the Seller shall keep the Assets and premises at which it conducts the Business insured in the amounts and with coverage at least as great as the amounts and coverage in effect on the date hereof;

        (viii) the Seller shall not provide any warranties with respect to any products or services sold by it on terms more favorable to the customer than the warranties described on Schedules 4.16 and 4.12 attached hereto; and

        (ix) the Seller shall operate and maintain the real property and premises on which Assets are located, in accordance with prudent, reasonable business standards, including the maintenance of adequate liability insurance and any currently-maintained insurance against loss by fire, windstorm and other hazards, casualties and contingencies, including vandalism and malicious mischief (Buyer understands that Seller may self-insure fire and other property casualties).

     c. Advice of Changes. During the period from the date of this Agreement to the Closing Date, the Seller will advise the Buyer promptly in writing of any fact of which the Seller becomes aware, which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement.


                                   SECTION 11
                                INDEMNIFICATION

     11.1 Indemnification by Seller. The Seller covenants and agrees with the Buyer and the Guarantor that it shall indemnify the Buyer and the Guarantor and their owners, directors, and officers, and their successors and assigns, heirs and legal representatives, and the owners, directors, and officers, of any such successors and assigns, and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and fees and disbursements of counsel) (hereinafter referred to as "Claims") arising out of or with respect to:

        a. any liabilities or obligations of the Seller or any of its Subsidiaries other than the Assumed Liabilities, including without limitation any and all liabilities arising out of or relating to the operation of the Business on or prior to the Appointment Time, any and all liabilities arising out of or relating to the employment by the Seller of any of its employees or the termination of such employment;

        b. any breach of any of the representations, warranties, covenants or agreements made by the Seller in this Agreement or in any other agreement or certificate executed and delivered by the Seller pursuant hereto; and

        c. any litigation or threatened litigation attributable to the representations set forth in Sections 4.1 or 4.4 not being true in all respects (or litigation or threatened litigation for which no cause of action would exist if such representations are true and correct) or commenced by any person not a party to this Agreement, including Seller's shareholders.

     11.2 Indemnification by Buyer. The Buyer hereby covenants and agrees with the Seller that it shall indemnify the Seller and its directors, officers, and shareholders and successors and assigns, heirs and legal representatives, and the directors, officers and shareholders of any such successors and assigns, and hold them harmless from, against and in respect of any and all Claims, arising out of or with respect to:

        a. the operation of the business or the assets of the Buyer on and following the Appointment Time;

        b. the Buyer's assuming and agreeing to pay, perform and discharge the obligations of the Seller related to future performance to be discharged or performed after the Closing Date under the Contracts to the extent set forth herein; and

        c. any breach of any of the representations, warranties, covenants or agreements made by the Buyer in this Agreement or in any ancillary documents.

     11.3 Limits. Except with respect to Sections 2.2 and 11.1(c) (for which there is no minimum amount which can be claimed), no claim for indemnification may be made by any party hereto until the aggregate amount of such claims by such party exceed Two Hundred Thousand Dollars ($200,000) and, except with respect to Sections 2.2 and 11.1(c) (for which there is no maximum amount which can be claimed), the aggregate claims indemnified against shall not exceed Eleven Million Four Hundred Twelve Thousand Dollars ($11,412,000).

     11.4 UK Transferring Employees. The provisions of Schedule 3.20 are hereby incorporated by reference.


                                  SECTION 12
                                 TERMINATION

     12.1 Termination. Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein abandoned:

        a. by the mutual written consent of all of the parties hereto at any time prior to the Closing;

        b. [Reserved.]

        c. by the Buyer in the event of a material breach by the Seller of any provision of this Agreement, which breach is not remedied within ten (10) days after receipt of notice thereof (or if earlier, the Drop Dead Date);

        d. by the Seller in the event of a material breach by the Buyer of any provision of this Agreement, which breach is not remedied within ten (10) days after receipt of notice thereof (or if earlier, the Drop Dead Date); or

        e. the Closing does not occur on or before November 5, 1997 (the "Drop Dead Date").

Any termination of this Agreement pursuant to this Section 12 shall be without prejudice to any of the rights of the parties hereto with respect to any breach of this Agreement occurring prior to the date of such termination.

     In the event this Agreement is terminated or fails to close, Seller shall not directly or indirectly conduct, solicit, initiate or encourage any discussions with respect to all or any portion of the Business from 60 days from the date of such termination or failure to close.

     In the event this Agreement fails to close because of the lack of reasonable efforts of one of the parties hereto (the "Defaulting Party"), the Defaulting Party shall promptly pay the other party its reasonable out-of-pocket expenses incurred in connection with the transactions contemplated hereby, upon presentation of such costs and expenses.

     The indemnification provisions set forth in Section 11.1(c) shall survive any termination.

     In the event the Closing does not occur because of termination hereunder, the appointment of Buyer as manager of the business may be revoked or Buyer may resign, and in such event the Buyer and Seller shall unwind all transactions which occur (including revenues earned and expenses incurred during the Transition Period) so that the parties are placed in the same position as if this Agreement had never been executed, except each party shall be liable for its breaches of representations, warranties and covenants as set forth herein, together with the obligations of any Defaulting Party.

     12.2 Risk of Loss. The risk of loss to the Assets and all liability with respect to injury and damage occurring in connection therewith shall be the sole responsibility of the Seller until the time of the Closing.



                                   SECTION 13
                                    GENERAL

     13.1 Expenses, Taxes. Except as set forth in Section 12.1, the Buyer and the Seller shall pay their own respective expenses and the fees and expenses of their respective counsel and accountants and other experts. The Seller shall bear all transfer taxes, gains taxes, recording taxes and similar taxes payable or determined to be payable in connection with the execution, delivery and performance of this Agreement and the transfer of the Assets contemplated hereby.

     13.2 Survival of Representations and Warranties. The representations, warranties in this Agreement and in any ancillary certificate or document shall survive the Closing for a period of two (2) years from the Closing Date, except the representations and warranties contained in Sections 4.1, 4.4, 4.5, 4.9, 4.13, 4.15, 4.21, 4.22, 5.1, and 5.2 which shall survive for the period of the applicable statute of limitations. All covenants shall survive the Closing indefinitely.

     13.3 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action, or compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The waiver by any party hereto at or before the Closing Date of any condition to its obligations hereunder which is not fulfilled shall preclude such party from seeking redress from the other party hereto for breach of any representation, warranty, covenant or agreement contained in this Agreement related to such waiver.

     13.4 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, heirs and legal representatives. Except as otherwise set forth herein, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     13.5 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or three (3) days after deposit by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

     a. If to the Buyer or
        Guarantor, to:        COMPUTER NETWORK TECHNOLOGIES CORPORATION
                              605 North Highway 169
                              Suite 800
                              Minneapolis, MN  55441
                              Attention:  President

        With a copy to:       Leonard, Street and Deinard, P.A.
                              150 South Fifth Street, Suite 2300
                              Minneapolis, MN  55402
                              Attention:  Morris M. Sherman, Esq.

     b. If to the Seller, to: APERTUS TECHNOLOGIES INCORPORATED
                              7275 Flying Cloud Drive
                              Eden Prairie, MN  55344
                              Attention:  President

        With a copy to:       Dorsey & Whitney, LLP
                              220 South Sixth Street
                              Minneapolis, MN  55402
                              Attention:  William B. Payne, Esq.

or to such other address as such party shall have specified by notice to the other party hereto.

          13.6 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement and supersedes all prior agreements (other than the letter with respect to exclusive dealings) and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and cannot be changed or terminated orally.

          13.7 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

          13.8 Governing Law; Venue. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the state of Minnesota, without giving effect to the choice of law principles thereof; and all actions or proceedings seeking to enforce any provision of, or based on any right arising out of this Agreement shall be brought against any of the parties in the courts of the state of Minnesota, or, if it has or can acquire jurisdiction, in the United States District Court for Minnesota, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

          13.9 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.

          13.10 Severability. The invalidity of all or any part of any representation, warranty, covenant or indemnification section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section. If any representation, warranty, covenant or indemnification section of this Agreement or portion thereof is so broad as to be unenforceable, it shall be interpreted to be only so broad as is enforceable.

          13.11 Press Releases. None of the Seller, Buyer or the Guarantor shall, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as required by law or the regulation of any stock exchange (but each party shall still endeavor to allow the other party reasonable opportunity to review and comment to the extent feasible).

          13.12 Guarantee. The Guarantor hereby fully and unconditionally guarantees the obligation of Buyer to pay the Purchase Price.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective names by an officer thereunto duly authorized on the date first above written.


SELLERS:                            BUYER:
APERTUS TECHNOLOGIES                CNT ACQUISITION I CORPORATION
INCORPORATED


By:   /s/ Robert D. Gordon           By:    /s/ Thomas Hudson
   -------------------------------      -------------------------------
    Its:    CEO                           Its:   CEO
        -----------------------               -------------------------


                                    GUARANTOR:

                                    COMPUTER NETWORK
                                    TECHNOLOGIES CORPORATION

                                    By:  /s/ Thomas Hudson
                                         -----------------------------
                                        Its:  CEO
                                             -------------------------

BLUELINE SOFTWARE, INC.

By:  /s/ Robert D. Gordon
    ---------------------------------
   Its:  President
        -----------------------------


BLUELINE SOFTWARE EUROPE B.V.

By:  /s/ Robert D. Gordon
    ---------------------------------
   Its:  Director
        -----------------------------


SYSTEMS STRATEGIES, INC.

By:  /s/ Robert D. Gordon
    ---------------------------------
   Its:  President
        -----------------------------


SYSTEMS STRATEGIES LIMITED

By:  /s/ Robert D. Gordon
    ---------------------------------
   Its:  Director
        -----------------------------